Exhibit 10.2

[unofficial translation]
April 13, 2010
To:
Global Energy Inc.

Dear Madam/Sir,

Re:   Debt Settlement - Payment Approval

1.	Whereas according to our records your balance of debt owed to us amounts to $37,000 due to services provided.

2.
And whereas in order to settle the debt we agree that if you pay us within seven business days from the date of signing this document an aggregate of $20,000 (twenty-thousands U.S. dollars) we will consider it as a full and final payment of the entire debt owed to us.

3.
For the avoidance of any doubt, if we will receive this amount we will not have any argument and/or claim against you and/or your subsidiary and/or one of your employees on behalf of the services we provided in the past.

4.
We agree to maintain full confidentiality regarding the debt settlement and we will not transfer in writing or verbally the content of this letter to any third party except if we will be forced to do so in a court order.

5.	Our consent is irrevocable as long as the condition mentioned in section 1 will be fulfilled by you.

6.	When signing this document, we confirm its content and give an irrevocable order to transfer $20,000 (twenty thousands U.S. dollars) to the following bank account:

Name of the account owner: Diesenhaus Ramat Hasharon (1982) Ltd.

Bank: * * *
Branch no: * * *
Branch Address: * * *
Account no.: * * *

Respectfully, Diesenhaus Ramat Hasharon (1982) Ltd. Authorized signers' names:

/s/ Teri Kasel	/s/ Arie Or
Teri Kasel	Arie Or